UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

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FORM 8-K/A
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 19, 2005
(Date of Earliest Event Reported)

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Tegal Corporation
(Exact Name of Registrant as Specified in Its Charter)

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Delaware	000-26824	68-0370244
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 South McDowell Boulevard
Petaluma, California 94954
(Address of Principal Executive Offices)

(707) 763-5600
(Registrant’s Telephone Number, Including Area Code)

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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

        On September 19, 2005, Tegal Corporation (the “Company”) sold approximately 24.5 million shares of the Company’s common stock and warrants exercisable for up to approximately 12.3 million shares of common stock for aggregate gross cash proceeds of approximately $16 million pursuant to that certain Purchase Agreement, dated as of July 11, 2005, by and between the Company and the investors party thereto. The warrant issued to each investor is exercisable for up to 50% of the number of shares of common stock purchased by such investor pursuant to the Purchase Agreement at an exercise price of $1.00 per share. The exercise price and number of shares issuable upon exercise of the warrants are subject to adjustment in the event of stock dividends, stock splits, dilutive issuances and other similar events. The warrants have a term of five years, are be fully exercisable from the date of issuance, and may be exercised on a cashless basis under specified conditions.

        The shares of common stock (the “Shares”), the warrants and the shares of common stock issuable upon exercise of the warrants (the “Warrant Shares”) will be restricted securities as that term is defined in the Act. All of the securities were sold in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended (the “Act”), solely to accredited investors, as defined in Rule 501 of the Act. The Company has agreed to file with the Securities and Exchange Commission a registration statement covering resales of the Shares and the Warrant Shares. The fees and expenses of such registration will be borne by the Company. In addition, the Company paid a placement fee to Dahlman Rose & Company LLC, the Company’s financial advisor, in the amount of $1,116,570, or 7% of the Company’s gross proceeds.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated: September 22, 2005

TEGAL CORPORATION By: /s/ Thomas R. Mika Name: Thomas R. Mika Title: President and Chief Executive Officer